As filed with the Securities and Exchange Commission on April 10, 2003.
                                                           Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            BAXTER INTERNATIONAL INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)

             Delaware                                    36-0781620
---------------------------------          ------------------------------------
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)

                               One Baxter Parkway
                            Deerfield, Illinois 60015
                                 (847) 948-2000
         --------------------------------------------------------------
    (Address, including zip code of registrant's principal executive offices)

      Baxter International Inc. and Subsidiaries Deferred Compensation Plan
                            (Full title of the Plan)
         --------------------------------------------------------------
                                 Jan Stern Reed
                Corporate Secretary and Associate General Counsel
                            Baxter International Inc.
                               One Baxter Parkway
                            Deerfield, Illinois 60015
                                 (847) 948-2000
         --------------------------------------------------------------
                      (Name, address, and telephone number,
                   including area code, of agent for service)

                                                      CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
                                                                                Proposed maximum
Title of                      Amount to be           Proposed maximum offering  aggregate offering      Amount of registration
securities to be registered   registered             price per unit             price(1)                fee
----------------------------------------------------------------------------------------------------------------------------------
   Baxter International Inc.       $20,000,000                  100%                  $20,000,000                $1,618
   Deferred Compensation Plan
   Obligations (2)
----------------------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of determining the registration fee.

(2) The Baxter International Inc. Deferred Compensation Plan obligations are unsecured obligations of Baxter International Inc. to pay deferred compensation in the future in accordance with the Baxter International Inc. and Subsidiaries Deferred Compensation Plan.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference.

Baxter International Inc. (the "Company" or "Registrant") hereby incorporates by reference in this Registration Statement the documents listed below previously filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.

     (c) The description of the Registrant's Common Stock which is contained in the registration statement filed with the Commission under Section 12 of the Exchange Act, including any subsequent amendment or any report filed for the purpose of updating such description.

     (d) The description of the Registrant's Series B Junior Participating Preferred Stock Purchase Rights (currently traded with the Registrant's common stock, filed in the Registrant's Form 8-A dated May 30, 2001.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities

Under the Baxter International Inc. and Subsidiaries Deferred Compensation Plan (the "Plan"), certain management and highly compensated employees of Baxter International Inc. (the "Company") and certain of its subsidiaries may defer a portion of their base salary and bonus compensation.

Amounts deferred by a participant under the Plan will be credited to the participant's deferral contribution account. The Plan permits the Company to make excess matching contributions and discretionary contributions to an account maintained for each Plan participant. The value of a participant's account will be based on the performance of benchmark investment funds selected by the participant under the Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Since no participant deferrals or excess matching contributions or discretionary contributions by the Company actually will be invested in any investment fund, participants will not have any ownership interest in any investment fund. An Administrative Committee appointed by the Compensation Committee of the Board of Directors of the Company has the sole discretion to determine the alternative benchmark investment funds available under the Plan as the measurement mechanism to determine the rate of return on amounts deemed invested in accordance with the terms of the Plan.

The obligations of the Company under the Plan (the "Obligations") are unsecured general obligations to pay in the future the value of the deferred compensation accounts adjusted to reflect the performance of the selected measurement investment funds in accordance with the terms of the Plan. The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company's insolvency. The Company is not required to fund or otherwise segregate assets to be used for the payment of the Obligations.

Obligations are generally payable under the Plan (i) after termination of employment, (ii) in the event of an unforeseeable emergency as determined by the Administrative Committee, and (iii) at the election of the participant, in a future year designated by the participant which is at least 24 months after the date the participant makes the election.

The Obligations cannot be assigned, alienated, pledged or encumbered. The Obligations are not convertible into any security of the Company.

The Compensation Committee of the Board of Directors of the Company may amend the Plan at any time, except that no amendment will decrease or restrict the accounts of participants and beneficiaries at the time of the amendment. The Compensation Committee may delegate the authority to amend the Plan to the Administrative Committee.

Item 5.  Interests of Named Experts and Counsel.

The validity of the securities being registered hereby has been passed upon for the Registrant by Thomas J. Sabatino, Jr., Senior Vice President and General Counsel of the Registrant. Mr. Sabatino is an officer of the Registrant and beneficially owns shares of Common Stock and holds options to purchase additional shares of Common Stock. Mr. Sabatino is eligible to participate in the Plan and may receive benefits under the Plan.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law ("DGCL") provides that the Registrant may, and in some circumstances must, indemnify the directors and officers of the Registrant against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions therein set forth. The Registrant's Restated Certificate of Incorporation, as amended, provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 8. Exhibits

Exhibit Number                 Description
--------------                 -----------

4.1* Baxter International Inc. and Subsidiaries Deferred Compensation Plan, as amended and restated effective January 1, 2002, filed as exhibit 10.9 to the company's quarterly report on Form 10-Q for the quarter ended March 31, 2002.

4.2* First Amendment to Baxter International Inc. and Subsidiaries Deferred Compensation Plan, filed as exhibit
                       10.10 to the company's quarterly report on Form 10-Q for the quarter ended September 30, 2002.

5                      Opinion of Legal Counsel.

23.1                   Consent of PricewaterhouseCoopers LLP.

23.2                   Consent of Legal Counsel (included in Exhibit 5)

24                     Power of Attorney (included in signature page)

*Incorporated herein by reference.


Item 9.  Undertakings.

         (a)   The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               S I G N A T U R E S

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on April 10, 2003.

                                      BAXTER INTERNATIONAL INC.


                                      By:     /S/ Harry M. Jansen Kraemer, Jr.
                                              ----------------------------------
                                              Harry M. Jansen Kraemer, Jr.
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Harry M. Jansen Kraemer, Jr. and Jan Stern Reed, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying all that such attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 10, 2003.

SIGNATURE                                                TITLE

/S/ Harry M. Jansen Kraemer, Jr.          Chairman of the Board of Directors and
------------------------------------      Chief Executive Officer
Harry M. Jansen Kraemer, Jr.               (Principal Executive Officer)


/S/ Brian P. Anderson                     Senior Vice President and
------------------------------------      Chief Financial Officer
Brian P. Anderson                          (Principal Financial Officer and
                                            Principal Accounting Officer)


/S/ Walter E. Boomer                       Director
------------------------------------
Walter E. Boomer

/S/ Pei-yuan Chia                          Director
------------------------------------
Pei-yuan Chia

/S/ John W. Colloton                       Director
------------------------------------
John W. Colloton

/S/ Susan Crown                               Director
------------------------------------
Susan Crown

/S/ Gail D. Fosler                            Director
------------------------------------
Gail D. Fosler

/S/ James R. Gavin III, M.D., Ph.D.           Director
------------------------------------
James R. Gavin III, M.D., Ph.D.

/S/ Joseph B. Martin, M.D., Ph.D.             Director
------------------------------------
Joseph B. Martin, M.D., Ph.D.

/S/ Thomas T. Stallkamp                       Director
------------------------------------
Thomas T. Stallkamp

/S/ Monroe E. Trout                           Director
------------------------------------
Monroe E. Trout

/S/ Fred L. Turner                            Director
------------------------------------
Fred L. Turner

                                  EXHIBIT INDEX

Exhibit Number           Description
--------------           -----------

4.1* Baxter International Inc. and Subsidiaries Deferred Compensation Plan, as amended and restated effective January 1, 2002, filed as exhibit 10.9 to the company's quarterly report on Form 10-Q for the quarter ended March 31, 2002.

4.2* First Amendment to Baxter International Inc. and Subsidiaries Deferred Compensation Plan, filed as exhibit 10.10 to the company's quarterly report on Form 10-Q for the quarter ended September 30, 2002.

5                  Opinion of Legal Counsel.

23.1               Consent of PricewaterhouseCoopers LLP.

24                 Power of Attorney  (included in signature page)

*Incorporated herein by reference.